As filed with the Securities and Exchange Commission on September 24, 1999
                                                      Registration No. 333-72833


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                -----------------


                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------


                              STARBASE CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                   DELAWARE                          33-0567363
         (State or other jurisdiction               (IRS employer
       of incorporation or organization)       Identification number)

                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DOUGLAS S. NORMAN
                        4 HUTTON CENTRE DRIVE, SUITE 800
                            SANTA ANA, CA 92707-8713
                                 (714) 445-4400
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                    COPY TO:
                           Martin Eric Weisberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                             New York, NY 10036-8735
                                 (212) 704-6050

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                           Proposed
                                         Amount             Maximum                 Proposed
                                         To Be             Aggregate                 Maximum                Amount of
    Title of each class of             Registered          Price Per                Aggregate              Registration
 Securities to be registered              (1)                Share               Offering Price              Fee (6)
------------------------------      ----------------     -------------        ---------------------      ----------------
Common Stock, par value
$0.01 per share                         155,993          $  2.079 (4)         $     324,231.45            $    90.14

Common Stock, par value
$0.01 per share                       6,588,842 (2)      $  2.079 (4)          $ 13,694,908.10            $ 3,807.18


Common Stock, par value
$0.01 per share                         435,977 (3)      $  2.274 (5)             $ 964,753.19            $   268.20

--------------------------------------------------------------------------------------------------------------------------
Total                                 7,180,812                                $ 14,983,892.74            $ 4,165.52
------------------------------      -------------          ---------           ---------------            -----------

(1) Represents the shares of common stock being registered for resale by the selling stockholders.


(2) The shares of common stock offered hereby is our good faith estimate of the number of shares of common stock to be issued by us upon the conversion of the series H preferred stock issued in connection with a private placement with the selling stockholders. Our estimate represents 200% of the number of shares that would be issuable upon conversion of the preferred stock based on the price of the common stock on April 14, 1999. Such number is subject to adjustment and could be materially greater or less than the amount of shares being registered hereby depending upon the future price of the common stock. Pursuant to Rule 416, the shares of common stock covered hereby include such indeterminate number of shares that may be issued as a result of anti-dilution provisions included in the securities purchase agreement, including, among others, stock splits, stock dividends and similar transactions but does not include additional shares that may be issuable upon conversion of the preferred stock as a result of fluctuations of the price of the common stock. This presentation is not intended to constitute a prediction of the future market price of the common stock or the number of shares of common stock issuable upon conversion of the series H preferred stock.


(3) Represents shares issuable upon exercise of warrants evidencing the right to purchase shares of common stock. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions included in the warrant agreements, including, among others, stock splits, stock dividends and similar transactions.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended, based on the average ($2.079) of the bid ($2.063) and asked ($2.094) price of the common stock on the Nasdaq SmallCap Market on April 14, 1999.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act. The prices per share and aggregate offering prices are based on (i) with respect to 385,977 shares of common stock issuable upon exercise of warrants, the average ($2.079) of the bid ($2.063) and asked ($2.094) price of the common stock on the Nasdaq SmallCap Market on April 14, 1999 and (ii) with respect to 50,000 shares of common stock issuable upon exercise of warrants, the exercise price of the warrants.


(6) An amount of $4,165.52 was previously paid in connection with the original filing of the registration statement on February 23, 1999 and with the amendment filing of the registration statement on April
     19, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                      An Exhibit Index appears on page E-1

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS


                              STARBASE CORPORATION


                        6,233,895 SHARES OF COMMON STOCK



         o The shares of common stock offered by this prospectus are being sold by the selling stockholders.

         o We will not receive any proceeds from the exercise of these shares. We will receive proceeds from the exercise of warrants and those proceeds will be used for our general corporate purposes.

         o Our common stock is traded on the Nasdaq SmallCap Market under the symbol "SBAS."


         o On September 3, 1999, the closing bid price of our common stock on the Nasdaq SmallCap Market was $2.0625.


         THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

               --------------------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               --------------------------------------------------




                               ____________ , 1999

                                TABLE OF CONTENTS



Risk Factors................................................................3
Forward-Looking Statements..................................................7
Use of Proceeds.............................................................7
Selling Stockholders........................................................7
Description of Securities..................................................10
Plan of Distribution.......................................................12
Recent Developments........................................................13
Where You Can Find More Information........................................14
Indemnification of Directors and Officers..................................14
Legal Matters..............................................................15
Experts....................................................................15

                                  RISK FACTORS

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK, INCLUDING THOSE RISKS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.


                RISKS ASSOCIATED WITH OUR PAST FINANCIAL RESULTS


WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE UNABLE TO RAISE OR OBTAIN NEEDED FUNDING

         Our ability to continue operations will depend on our positive cash flow, if any, from future operations or our ability to raise additional funds through equity or debt financing. We do not know if we can raise additional funding or that such funding will be available on favorable terms. On March 16, 1999, we completed a $1,000,000 private placement of shares of series I preferred stock, which shares of preferred stock convert into common stock at the lesser of $1.50 or 90% of the average closing bid price of the two lowest closing bid prices of the common stock for the 30 trading days prior to the date of conversion. See "Recent Developments." We could be required to cut back or stop operations if we are unable to raise or obtain needed funding.

                  Our cash requirements to run our business have been and will continue to be significant. Since 1995, our negative cash flow from operations is as follows:


Fiscal year ended:                     Negative Cash Flow
---------------------------------------------------------

o  March 31, 1995                              $6,179,000
o  March 31, 1996                              $4,949,000
o  March 31, 1997                              $6,506,000
o  March 31, 1998                              $5,662,000
o  March 31, 1999                              $9,430,000

----------------------------------------------------------
Three months ended:
o  June 30, 1999                               $1,177,000


WE HAVE A HISTORY OF LOSSES AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS IN THE FUTURE


         As of June 30, 1999 we accumulated losses of approximately $53,340,000. We anticipate incurring additional losses until we can successfully market and distribute our products and develop new technologies and commercially viable products. If we are unable to do so, we will continue to have losses and might not be able to continue our operations.



THE "GOING CONCERN" QUALIFICATION ON THE REPORT OF OUR INDEPENDENT ACCOUNTANTS MAY HURT OUR ABILITY TO RAISE ADDITIONAL FINANCING

         The report of our independent accountants on our March 31, 1999 financial statements contains an explanatory paragraph regarding our ability to continue as an ongoing business. Our independent accountants cite recurring losses that raise substantial doubt as to our ability to continue as an ongoing business. This "going concern" qualification may reduce our ability to obtain necessary financing in the future to run our business.

                       RISKS ASSOCIATED WITH OUR BUSINESS


OUR SOFTWARE PRODUCTS MAY NOT BE SUCCESSFULLY COMPLETED OR ACCEPTED BY THE PUBLIC WHICH COULD RESULT IN LOWER REVENUES

         While we are in various stages of developing additional products, we cannot assure you that such additional products will be completed in a timely manner or successfully marketed. In the past we have experienced some product release delays which resulted in lower revenues. Further, the market for our team collaboration and software configuration management tools is evolving. This causes the sales cycle to be longer due to the time it takes to educate potential customers on the benefits of our products. We cannot assure you that the products we introduce will achieve acceptance, or that other software vendors will not develop and market products which render our products obsolete or less competitive. Failure to obtain significant customer satisfaction or market share for our products would significantly and negatively affect our revenues.


WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS

         The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against companies who can afford to cut prices, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.

         In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time extensive process. Further, if other companies want to aggressively compete against us, we may have to spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These higher expenses would hurt our net income and profits.


OUR COMPUTER SYSTEMS MAY NOT RECOGNIZE THE YEAR 2000 WHICH MAY DISRUPT OUR BUSINESS

         The concerns about the upcoming year 2000 have arisen because older computer programs that used two digits rather than four to define the applicable year could malfunction. As a result, any computer programs that have date-sensitive software may recognize a date using 00 as the calendar year 1900 rather than the year 2000. This could result in a computer system failure or in miscalculations causing disruptions of operations, including a temporary inability to process transactions, or engage in normal business activities.

                      RISKS ASSOCIATED WITH OUR SECURITIES

YOUR PERCENTAGE OF OWNERSHIP, VOTING POWER AND PRICE OF STARBASE COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND MAY CONTINUE TO ISSUE, A SUBSTANTIAL NUMBER OF SECURITIES CONVERTIBLE OR EXERCISABLE INTO OUR COMMON STOCK


         As of September 3, 1999, we had the following capital structure:


Common stock outstanding:                            32,327,843
---------------------------------------------------------------


Common stock issuable upon:
         Conversion of series E preferred stock:        441,208
         Conversion of series H preferred stock:      2,778,011
         Conversion of series I preferred stock:        666,667
         Exercise of warrants:                        4,503,338
         Exercise of options:                         5,989,474
---------------------------------------------------------------

Total:                                               46,706,541

         The number of shares of our common stock outstanding includes 1,418,638 shares held in escrow under a performance escrow agreement. Each share of series E preferred stock converts into one share of common stock. The series H preferred stock and series I preferred stock are estimates based on the number of shares that would be issuable upon conversion of the preferred stock as of September 3, 1999. The common stock issuable upon exercise of options must vest and is generally issuable over a four year period. As of September 3, 1999, only 3,304,106 shares could be issued upon the exercise of options. We may conduct additional future offerings of our common stock or other securities with rights to convert the securities into shares of our common stock.


         The series H preferred stock and series I preferred stock convert into common stock at a discount to the market price of the common stock at the time of conversion. In this regard, the highest the conversion price can be for the three equal installments of series H preferred stock is $0.95, $0.73 and $1.93, and the highest the conversion price can be for the series I preferred stock is $1.50. Once the market price of the common stock goes below these highest conversion prices, the conversion price then varies with and, in the case of the series I preferred stock, is at a fixed discount to the market price of the common stock. Therefore, although there is a limit to the number of shares that can be issued at a discount to the market price without stockholder approval under Nasdaq rules, there is no limit to how low the conversion price can be.


         The following table sets forth the number of shares of common stock that would be issued assuming full conversion of our outstanding preferred stock based upon the market price of the common stock as of September 3, 1999 ($2.09) and, assuming a market price of the common stock at $1.00 per share and at $3.00 per share. The last row of the table shows the percentage of outstanding common stock represented by the shares issuable upon conversion at the market prices shown.

MARKET PRICE OF COMMON STOCK:        $1.00           $2.09             $3.00
CONVERSION PRICE FOR SERIES H:       $1.00           $1.91             $1.93
CONVERSION PRICE FOR SERIES I:       $0.90           $1.50             $1.50
SERIES H PREFERRED STOCK:        2,992,409        2,778,011        2,775,569
SERIES I PREFERRED STOCK:        1,111,111          666,667          666,667


PERCENTAGE OF OUTSTANDING
COMMON STOCK:                           13%             11%              11%

         Conversion or exercise of our outstanding convertible securities, options and warrants into common stock would result in a significant number of additional shares of common stock in the market. This may significantly and negatively affect the prevailing market price for the common stock and will decrease your percentage of ownership and voting power.


THE CONVERSION OF OUTSTANDING PREFERRED STOCK MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON THE PRICE OF THE COMMON STOCK AND CAUSE THE SELLING STOCKHOLDERS TO RECEIVE A GREATER NUMBER OF SHARES UPON SUBSEQUENT CONVERSIONS OF THE PREFERRED STOCK

         The series H preferred stock and series I preferred stock are convertible at a floating rate that may be below the market price of the common stock. As a result, the lower the stock price at the time the holder converts, the more common stock the holder will get upon conversion. To the extent the selling stockholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which could further depress the stock price. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders and others in which the short-sellers borrow common stock at the current market price in hope to buy it in the future at a lower price.
This could place further downward pressure on the price of the common stock.

         In addition, the conversion of the convertible preferred stock may result in substantial dilution to the interests of other holders of common stock since each holder of convertible preferred stock may ultimately convert and sell the full amount issuable on conversion. Although each selling stockholder may not convert their preferred stock if, as a result, they would own more than 4.99% of the then outstanding common stock, this restriction does not prevent a selling stockholder from converting and selling some of its holdings and then converting the rest of its holdings. In this way, an individual selling stockholder could sell more than 4.99% of the outstanding common stock while never holding more than 4.99% at one time.


YOUR INTEREST IN STARBASE MAY BE DILUTED BY THE ISSUANCE OF PREFERRED STOCK WITH GREATER RIGHTS THAN THE COMMON STOCK WHICH WE CAN SELL OR ISSUE AT ANY TIME

         The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

         Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. The board has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock.


IF WE CANNOT MEET THE NASDAQ SMALLCAP MARKET MAINTENANCE REQUIREMENTS AND NASDAQ RULES, NASDAQ MAY DELIST THE COMMON STOCK WHICH COULD NEGATIVELY AFFECT THE PRICE OF THE COMMON STOCK AND YOUR ABILITY TO SELL THE COMMON STOCK

         In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and shareholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. Although we currently comply with Nasdaq's listing maintenance requirements, in the past there have been times when we have not been in compliance and it is possible we may not meet the requirements in the future. For example, the dilution resulting from the issuance of the convertible preferred stock discussed above and the subsequent conversion and sale of common stock could have a substantial depressive effect on the common stock bid price, causing it to decrease below $1.00. If we were no longer in compliance with Nasdaq rules and were unable to receive a waiver of the rules or achieve compliance, and if our common stock were to be delisted from the SmallCap market, an investor in our company may find it more difficult to sell our common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.


                          FORWARD - LOOKING STATEMENTS

         In this prospectus, we make statements about our future financial condition, results of operations and business. These are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. These forward- looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.


                                 USE OF PROCEEDS


         The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will receive proceeds from the exercise of the warrants. If all the warrants were exercised, we would receive approximately $583,000. We will use the net proceeds for general corporate purposes. We will bear all expenses relating to this registration except for brokerage or underwriting commissions and expenses, if any, which the selling stockholders will pay.



                              SELLING STOCKHOLDERS


         This prospectus covers the resale by the selling stockholders of 564,502 shares of common stock issued upon conversion of series H preferred stock and up to 5,095,995 shares of our common stock to be issued upon the conversion of the series H preferred stock, which amount of shares is an estimate and is not a prediction of the actual number of shares of common stock we will issue upon conversion of the series H preferred stock. This prospectus also covers the resale by the selling stockholders of up to 417,405 shares of our common stock issuable upon exercise of warrants issued in connection with a private placement, consulting agreements and an accounts receivable purchase agreement. This prospectus also covers the resale by the selling stockholders of 155,993 shares of our common stock issued for consulting services.



SERIES H PREFERRED STOCK

         The holders of the series H preferred stock and warrants issued in connection with the private placement have the material rights and obligations discussed below and under the section entitled "Description of Securities". The agreements relating to these rights and obligations have been previously filed by us with the SEC and you are urged to read them in their entirety.

         SECURITIES PURCHASE AGREEMENT

         The investors listed in the table below agreed to buy 3,000 shares of our series H preferred stock in increments of 1,000 shares on November 24, 1998, December 30, 1998 and February 8, 1999. The price for each share was $1,000 for an aggregate purchase price of $3,000,000.

         REGISTRATION RIGHTS AGREEMENT

         In connection with our sale of series H preferred stock, we agreed to file a registration statement covering the resale of the common stock issuable upon conversion of the series H preferred stock and exercise of the warrants by February 23, 1999 and cause the registration statement to be declared effective by the SEC by April 23, 1999. If the registration statement is not effective by April 23, 1999, we will have to pay to the holders liquidated damages equal to 2% of the value of outstanding series H preferred stock for each 30 day period until the registration statement has been declared effective.

         WARRANTS


         The holders of series H preferred stock also received 300,000 warrants to purchase 300,000 shares of common stock. One-third of the warrants are exercisable at $0.95 and expire on November 24, 2003, one-third are exercisable at $0.73 and expire on December 31, 2003 and the final one-third are exercisable at $1.93 and expire on February 8, 2004. All of the warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.


         INVESTORS


         This prospectus covers the resale of common stock issuable upon conversion of the series H preferred stock and the exercise of warrants purchased by investors in the private placement. Balmore Fund S.A. is selling 1,456,460 shares of common stock issuable upon conversion of 750 shares of series H preferred stock and exercise of 75,000 warrants purchased in the private placement. Austost Anstalt Schann is selling 1,456,460 shares of common stock issuable upon conversion of 750 shares of series H preferred stock and exercise of 75,000 warrants purchased in the private placement. Yeoman Ventures Limited is selling 1,390,782 shares of common stock issuable upon conversion of 675 shares of series H preferred stock and exercise of 67,500 warrants purchased in the private placement. Amro International is selling 582,583 shares of common stock issuable upon conversion of 300 shares of series H preferred stock and exercise of 30,000 warrants purchased in the private placement. Gundyco is selling 1,081,722 shares of common stock issuable upon conversion of 525 shares of series H preferred stock and exercise of 52,500 warrants purchased in the private placement.


ACCOUNTS RECEIVABLE PURCHASE AGREEMENT


         This prospectus also covers the resale by Silicon Valley Bank of 55,555 shares of common stock issuable upon exercise of warrants issued to Silicon Valley Bank for establishing an accounts receivable facility with us. These warrants are exercisable at $1.08 and expire on January 19, 2004.



CONSULTING AGREEMENTS

         This prospectus also covers the resale by the selling stockholders of common stock and warrants issued for consulting services. Included are 75,993 shares of common stock and 50,000 shares of common stock issuable upon exercise of warrants issued for consulting fees to Continental Capital & Equity Corporation, a financial public relations firm. The warrants are immediately exercisable at $3.25 and expire on February 17, 2000. In addition, 80,000 shares of common stock were issued to Mr. Kurt Motamedi who provided management and team development consulting services.

         We are registering the shares of common stock offered in this prospectus with the SEC to permit public secondary trading. As a result, the selling stockholders may offer all or part of the shares for resale to the public from time to time.


         The table below lists information regarding the selling stockholders' ownership of shares of our common stock, assuming the conversion of preferred stock at the then conversion ratio as of September 3, 1999, and as adjusted to reflect the sale of the shares and the exercise of warrants on September 3, 1999. Information concerning the selling stockholders may change from time to time. To the extent that the selling stockholders or any of its representatives advise us of such changes and if required, we will report those changes in a supplement to this document. Except as set forth in this prospectus, to our knowledge, no selling stockholder has held any position or office, or has had any material relationship, with us or any parties related to us within the past three years.

         The number of shares of common stock indicated in the Amount Beneficially Owned Prior to Offering column is an estimate based on the number of shares actually issued as well as 200% of the number of shares that would be issuable upon conversion of 2,400 shares of the preferred stock based on the price of the common stock on September 3, 1999 plus the shares issuable upon exercise of warrants evidencing the right to purchase shares of common stock and is subject to adjustment. The actual amount could be materially more or less than such estimated amount depending upon factors that we cannot predict at this time.


         The Amount Offered column assumes no sales are effected by the selling stockholders during the offering period other than under the registration statement.


                                                                                                 Amount          Percentage
                                           Amount            Percentage                       Beneficially      Beneficially
                                        Beneficially        Beneficially                          Owned             Owned
                                        Owned Prior         Owned Prior        Amount           Following         Following
                Name                    to Offering         to Offering       Offered            Offering          Offering
-------------------------------------  --------------      --------------   ------------      -------------    ---------------

Balmore Fund S.A. (1)                     1,516,460                 3.9      1,456,460             60,000           *
Austost Anstalt Schann (2)                1,516,460                 3.9      1,456,460             60,000           *
Yeoman Ventures Limited (3)               1,408,224                 3.6      1,393,224             15,000           *
Amro International (4)                      597,783                 1.5        582,583             15,200           *
Gundyco in Trust for                      2,298,307                 5.8      1,083,620          1,214,687          3.0
   RRSP 550-98866-19 (5)
Kurt Motamedi (6)                            80,000                   *         80,000                  0           *
Continental Capital &
   Equity Corp. (7)                         125,993                   *        125,993                  0           *
Silicon Valley Bank (8)                      57,949                   *         55,555              2,394           *
------------------------------


*    Represents less than one percent.

(1) Includes 170,212 shares of common stock issued upon conversion of series H preferred stock. The number of shares issuable pursuant to conversion of series H preferred stock is 1,211,248. Includes 135,000 shares of common stock issuable upon the exercise of warrants owned prior to offering of which 75,000 are offered in this prospectus. The natural person who exercises control over these shares is Mr. Francois Morax.

(2) Includes 170,212 shares of common stock issued upon conversion of series H preferred stock. The number of shares issuable pursuant to conversion of series H preferred stock is 1,211,248. Includes 135,000 shares of common stock issuable upon the exercise of warrants owned prior to offering of which 75,000 are offered in this prospectus. The natural person who exercises control over these shares is Mr. Thomas Hackl.

(3) Includes 232,828 shares of common stock issuable upon conversion of series H preferred stock. The number of shares issuable pursuant to conversion of series H preferred stock and exercise of warrants purchased by the investor is 1,325,724. Includes 82,500 shares of common stock issuable upon the exercise of warrants owned prior to offering, of which 67,500 are offered in this prospectus. The natural person who exercises control over these shares is Mr. Giora Lavie.

(4) Includes 68,085 shares of common stock issued upon conversion of series H preferred stock. The number of shares issuable pursuant to conversion of series H preferred stock is 484,498. Includes 45,200 shares of common stock issuable upon the exercise of warrants owned prior to offering of which 30,000 are offered in this prospectus. The natural person who exercises control over these shares is Mr. H.V. Bachofen.

(5) The number of shares issuable pursuant to conversion of series H preferred stock is 1,031,120. Includes 928,060 shares of common stock issuable upon the exercise of warrants owned prior to offering of which 52,500 are offered in this prospectus. The natural person who exercises control over these shares is Mr. Mark Shoom.

(6)      Represents shares of common stock.

(7) Includes 50,000 shares of common stock issuable upon the exercise of warrants. The natural person who exercises control over these shares is Ms. Dodi Zirkle.

(8) 2,394 shares of common stock owned prior to offering are not included in this offering. The offering includes 55,555 shares of common stock issuable upon the exercise of warrants. The natural person who exercises control over these shares is Mr. David Jaques.


                            DESCRIPTION OF SECURITIES

SERIES H PREFERRED STOCK


         In November 1998, we entered into security purchase agreements to sell 3,000 shares of series H preferred stock and 185 shares of series H preferred stock were issued as finder's fees. Each share of preferred stock has a stated value, or "liquidation preference", of up to $1,000, which means that, in the event of a liquidation, dissolution or winding up of our company, for example, if we go bankrupt and all of our assets are sold, the holders of each share would be entitled to a preferential payment of up to $1,000 before holders of our common stock would receive any of the proceeds from the sale. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the preferred stock. The following is a brief description of key terms of the preferred stock.


         DIVIDENDS

         The holders of the preferred stock are not entitled to receive any dividends.

         CONVERSION RIGHTS

         The holders of preferred stock shall have the right to convert their shares into common stock as follows:

                  (1) prior to March 23, 1999, a holder may not convert
                      preferred stock;

                  (2) beginning March 24, 1999, holders may convert one-third of the preferred stock;

                  (3) beginning April 23, 1999, holders may convert an additional one-third of the preferred stock; and

                  (4) beginning May 23, 1999, holders may convert the final one-third of the preferred stock.

         The number of shares of common stock into which each share of the preferred stock may be converted shall be determined by dividing the liquidation preference, or $1,000, by an amount equal to the lesser of:

                  (a) the "fixed conversion price", which was 110% of the average of the closing bid prices of the common stock for the five-day trading period on the trading date immediately preceding the date of issuance of the preferred stock or

                  (b) the "market price", which means the average of the two lowest closing bid prices of the common stock over the thirty trading days immediately preceding the date of conversion.

         The preferred stock was issued in three equal installments, therefore, there are three different fixed conversion prices: $0.95, $0.73 and $1.93.


         For example, if on September 3, 1999 an investor who purchased shares of preferred stock in the first tranche converted one share of preferred stock, it would receive 1,052 shares of common stock, calculated by dividing $1,000 by $.95, since $.95 is less than the market price. In the event we declare a common stock dividend or distribution, or other equity distribution, to our stockholders, the conversion price of the preferred stock shall be proportionately decreased in order to maintain the preferred stockholder's proportionate percentage ownership of our common stock.

         Nasdaq rules limit the amount of shares that we may issue upon the conversion of preferred stock if, at the time of conversion, the conversion price is below the market price of the common stock. Under these rules we must obtain shareholder approval before we can issue an amount of shares representing 20% or more of the outstanding shares of our common stock. For example, assume we have previously issued 19.9% of the outstanding shares of our common stock and an investor wishes to convert its preferred stock into shares of common stock. Further assume that the conversion price is less than the current market price and this investor's conversion, when added together with all of the previous conversions of preferred stock below the market price, would exceed the 20% maximum number of shares allowed to be issued by Nasdaq. In this case, the investor would not be permitted to convert its preferred stock into common stock without prior shareholder approval.

         Even if we do not obtain shareholder approval to exceed the 20% maximum shares allowed to be issued at a conversion price below the market price of the common stock, we may still issue shares of common stock to an investor who wants to convert its shares of preferred stock. However, the conversion price would be equal to, and not below, the market price of our common stock. If, as a result of these Nasdaq rules, we do not issue shares to an investor at the proper conversion price, we will compensate the investor by issuing to it an additional 200,000 shares underlying warrants to purchase common stock exercisable at the market price of the common stock for each $1,000,000 principal amount of preferred stock which could not be converted at the proper conversion price.

         The preferred stock is convertible up to two years from the date the registration statement is declared effective by the SEC. In the event that any shares of preferred stock remain outstanding on the second anniversary of the effective date, all remaining shares of preferred stock must be converted on that date. If the registration statement is effective, all other conversion restrictions have lapsed for at least 30 calendar days, and the closing bid price of our common stock averages at least $5.00 for 20 consecutive trading days we may elect in writing to convert the preferred stock.

         If we do not convert preferred shares into common shares within five days of receipt of a notice of conversion, then the holders will be entitled to penalties in the amount of 1/2% per day of the value of the preferred stock being converted for the first 10 calendar days without conversion and 1% per day thereafter until the conversion is completed.

         We will reserve and keep available a sufficient number of authorized shares of common stock to enable the conversion of all outstanding shares of the preferred stock.

         OPTIONAL REDEMPTION

         We may redeem all or a portion of the preferred stock upon five business days prior written notice to the holders at a price per share equal to the greater of:

                  (1)      $1,200 per share; or

                  (2)      the difference between (a) the conversion price and
                           (b) the closing bid price of the common stock on the trading date immediately preceding the date of the notice of redemption.

Until converted, we will be entitled to redeem shares of the preferred stock in accordance with the terms and conditions set forth in the certificate of designation.

         NO VOTING RIGHTS

         Except as otherwise provided by law, preferred stockholders shall not be entitled to vote upon any matter relating to our business affairs or for any other purpose.


                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

         o On any U.S. securities exchange on which our common stock may be listed at the time of such sale;

         o    In the over-the-counter market;

         o In transactions other than on such exchanges or in the over-the-counter market;

         o    In connection with short sales; or

         o    In a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. Such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling such securities under the prospectus.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer to sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

                  (1)      the name of any such broker-dealers;

                  (2)      the number of shares involved;

                  (3)      the price at which such shares are to be sold;

                  (4) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

                  (5) that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

                  (6)      other facts material to the transaction.

         The stock purchase agreements have reciprocal indemnification provisions between us and each selling stockholder to indemnify each other against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact. We have agreed to bear customary expenses incident to the registration of the shares for the benefit of the selling stockholders in accordance with such agreements, other than underwriting discounts and commissions directly attributable to the sale of such securities by or on behalf of the investor.


                               RECENT DEVELOPMENTS

         Effective March 16, 1999, we completed a private placement of 1,000 shares of series I preferred stock for $1,000,000 with Talisman Capital Opportunity Fund, Ltd. The series I preferred stock is not redeemable and has a liquidation preference of $1,000 per share. The holder of series I preferred stock is not entitled to receive any dividends nor, except as provided by law, vote upon any matter relating to the business or affairs of the Company or for any other purpose. Each share of series I preferred stock is convertible, after July 14, 1999, into our common stock, at a conversion rate which is determined by dividing $1,000 by the conversion price. The conversion price shall be the lesser of:

                  (a)      $1.50 or

                  (b) 90% of the average closing bid price of the two lowest closing bid prices of common stock as reported by Bloomberg, L.P. for shares traded in the United States during the 30 consecutive trading days preceding the conversion date.

         In addition, the Company issued 253,333 warrants to purchase common stock in connection with the series I preferred stock. Each warrant is exercisable for one share of common stock at $1.50 through March 16, 2004, after which the warrants will expire. In connection with our sale of series I preferred stock, we agreed to file a registration statement covering the resale of the common stock issuable upon conversion of the series I preferred stock and exercise of the warrants by June 14, 1999 and cause the registration statement to be declared effective by the SEC by August 13, 1999. If the registration statement is not effective by August 13, 1999, we will have to pay to the holders liquidated damages equal to 2% of the value of outstanding series I preferred stock each 30 day period for the first two months and 3% for each 30 day period after that until the registration statement has been declared effective.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the SEC to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us and this offering, you may refer to the registration statement and its exhibits. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC or on the SEC's website described above.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

       1. Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999;


       2. Quarterly Report on Form 10-QSB for the period ended June 30, 1999;

       3. Current Reports on Form 8-K filed on August 17, 1998 and March 23, 1999; and

       4. Registration Statement on Form 10, as amended, containing the description of our common stock, dated April 27, 1995.

         You may request a copy of these filings, at no cost, by writing to us at 4 Hutton Centre Drive, Suite 800, Santa Ana, CA 92707-8713, Attention:
Investor Relations.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         We have entered into an indemnification agreement with each of our directors and officers. In some cases, the provisions of the indemnification agreement may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature. The indemnification agreement may also require us to obtain directors' and officers' liability insurance, if available on reasonable terms. We maintain a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $5,000,000 through 2001.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         Parker Chapin Flattau & Klimpl, LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary.


                                     EXPERTS

         The financial statements as of March 31, 1998 and for the year then ended included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the ability of StarBase to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements for the year ended March 31, 1999 incorporated by reference in this Prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the ability of StarBase to continue as a going concern, as described in Note 2 to the financial statements) of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF _______________.


                                ----------------



                 TABLE OF CONTENTS                                 PAGE
--------------------------------------------------------------------------------


Risk Factors                                                          3
Forward-Looking Statements                                            7
Use of Proceeds                                                       7
Selling Stockholders                                                  7
Description of Securities                                            10
Plan of Distribution                                                 12
Recent Developments                                                  13
Where You Can Find More Information                                  14
Indemnification of Directors and Officers                            14
Legal Matters                                                        15
Experts                                                              15


--------------------------------------------------------------------------------




                        6,233,895 SHARES OF COMMON STOCK



                              STARBASE CORPORATION


                                  -------------


                                   PROSPECTUS

                                  -------------


                             _______________ , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by StarBase in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.


SEC Registration Fee                                        $        4,165.52
Legal Fees and Expenses                                              6,000.00
Accounting Fees and Expenses                                        10,000.00
Miscellaneous Expenses                                               1,000.00
    Total                                                  $        21,165.52
                                                         ====================


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and ,with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

         The Certificate of Incorporation of StarBase provides that directors shall not be personally liable for monetary damages to StarBase or its stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to StarBase or its stockholders, intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Certificate of Incorporation of StarBase also authorizes StarBase to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. StarBase has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Certificate of Incorporation of StarBase or as otherwise permitted under Delaware law. Each Indemnification Agreement may require StarBase, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         StarBase maintains a directors and officers liability policy with Lloyds of London and General Star Indemnity Corporation that contains an aggregate limit of liability of $5,000,000 through 2001.


ITEM 16. EXHIBITS.


    EXHIBIT
      NO.                        DESCRIPTION OF EXHIBIT
--------------- ----------------------------------------------------------------


4.1 Form of Securities Purchase Agreement (Series H Preferred Stock). Incorporated by reference to exhibit 4.1 to amendment no. 2 of this registration statement, file number 333-72833.


4.2             Certificate of Designation (Series H Preferred Stock).
                Incorporated by reference to Exhibit 10.2 to the Company's Report on Form 10-QSB for the period ended December 31, 1998.

4.3 Form of Registration Rights Agreement (Series H Preferred Stock). Incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-QSB for the period ended December 31, 1998.

4.4             Form of Warrant (Series H Preferred Stock and other warrants).
                Incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-QSB for the period ended December 31, 1998.

4.5 Form of Warrant (Accounts Receivable Purchase Agreement with Silicon Valley Bank). Incorporated by reference to Exhibit 4.5 to the original filing of this registration statement, file number 333-72833.

4.6             Accounts Receivable Purchase Agreement with Silicon Valley Bank.
                Incorporated by reference to Exhibit 4.6 to amendment no. 1 of this registration statement, file number 333-72833.

4.7 Intellectual Property Security Agreement with Silicon Valley Bank. Incorporated by reference to Exhibit 4.7 to amendment no. 1 of this registration statement, file number 333-72833.

4.8 Consulting Agreement with Kurt Motamedi. Incorporated by reference to Exhibit 4.8 to amendment no. 1 of this registration statement, file number 333-72833.

4.9             Consulting Agreement with Continental Capital & Equity Corp.
                Incorporated by reference to Exhibit 4.9 to amendment no. 1 of this registration statement, file number 333-72833.

5.1*            Opinion of Parker Chapin Flattau & Klimpl, LLP.


23.1            Consent of Parker Chapin Flattau & Klimpl, LLP (included in
                Exhibit 5.1 filed herewith).

23.2*           Consent of PricewaterhouseCoopers, LLP.

23.3*           Consent of Deloitte & Touche LLP.

24.1 Powers of Attorney of certain directors and officers of StarBase. Incorporated by reference to page II-5 of the original filing of the registration statement, file number 333-72833.
-----------------------
* Filed herewith.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1923 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1923) that is incorporated by reference statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on September 24, 1999.


                                          STARBASE CORPORATION

                                          By:  /s/ Douglas S. Norman
                                             -----------------------------------
                                                   Douglas S. Norman
                                                   Director of Finance and
                                                   Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.


               Signature                                Title                             Date
               ---------                                -----                             ----

                   *                          President, Chief Executive
---------------------------------------       Officer and Chairman of the Board   September 24, 1999
          William R. Stow III

                   *                           Vice Chairman                      September 24, 1999
---------------------------------------        and Director
           Donald R. Farrow

                   *                           Director                           September 24, 1999
---------------------------------------
             Frank R. Caccamo

                   *                           Director                           September 24, 1999
---------------------------------------
           John R. Snedegar

                   *                           Director                           September 24, 1999
---------------------------------------
           Phillip E. Pearce

                   *                           Director                           September 24, 1999
---------------------------------------
            Daniel P. Ginns

                   *                           Director                           September 24, 1999
---------------------------------------
           Barry W. Sullivan

                   *                           Director                           September 24, 1999
---------------------------------------
           Anders B. Vinberg

        /s/ Douglas S. Norman                  Director of Finance and            September 24, 1999
---------------------------------------        Chief Accounting Officer
          Douglas S. Norman

* By: /s/ Douglas S. Norman
---------------------------------------
         Douglas S. Norman
         Attorney-in-fact


                                  EXHIBIT INDEX


   EXHIBIT
     NO.                      DESCRIPTION OF EXHIBIT
-------------- --------------------------------------------------------


4.1 Form of Securities Purchase Agreement (Series H Preferred Stock). Incorporated by reference to Exhibit 4.1 to amendment no. 2 of this registration statement, file number 333-72833.


4.2            Certificate of Designation  (Series H Preferred Stock).
               Incorporated by reference to Exhibit 10.2 to the Company's Report on Form 10-QSB for the period ended December 31, 1998.

4.3 Form of Registration Rights Agreement (Series H Preferred Stock). Incorporated by reference to Exhibit 10.3 to the Company's Report on Form 10-QSB for the period ended December 31, 1998.

4.4            Form of Warrant (Series H Preferred Stock and other warrants).
               Incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-QSB for the period ended December 31, 1998.

4.5 Form of Warrant (Silicon Valley Bank). Incorporated by reference to Exhibit 5.1 to the original filing of this registration statement, file number 333-72833.

4.6            Accounts Receivable Purchase Agreement with Silicon Valley
               Bank. Incorporated by reference to Exhibit 4.6 to amendment no. 1 of this registration statement, file number 333-72833.

4.7 Intellectual Property Security Agreement with Silicon Valley Bank. Incorporated by reference to Exhibit 4.7 to amendment no. 1 of this registration statement, file number 333-72833.

4.8 Consulting Agreement with Kurt Motamedi. Incorporated by reference to Exhibit 4.8 to amendment no. 1 of this registration statement, file number 333-72833.

4.9            Consulting Agreement with Continental Capital & Equity Corp.
               Incorporated by reference to Exhibit 4.9 to amendment no. 1 of this registration statement, file number 333-72833.


5.1*           Opinion of Parker Chapin Flattau & Klimpl, LLP.


23.1           Consent of Parker Chapin Flattau & Klimpl, LLP (included in
               Exhibit 5.1).

23.2*          Consent of PricewaterhouseCoopers, LLP.

23.3*      Consent of Deloitte & Touche LLP.

24.1 Powers of Attorney of certain directors and officers of StarBase. Incorporated by reference to page II-5 of the original filing of the registration statement, file number 333-72833.

-------------------------
*   Filed herewith.

                                       E-2